Exhibit 10.40

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

SYNDICATED SALES FORCE AGREEMENT

This SYNDICATED SALES FORCE AGREEMENT (“Agreement”) is dated as of August 1, 2005 (“Effective Date”) by and between Cardinal Health PTS, LLC (“Cardinal Health”) with a place of business at 7000 Cardinal Place, Dublin, Ohio, and Acorda Therapeutics, Inc. (“Acorda”), having a principal place of business at 15 Skyline Drive, Hawthorne, NY 10532.

Background Information

Acorda develops, distributes and sells pharmaceutical products, and Cardinal Health provides pharmaceutical representatives who Detail (as hereinafter defined) pharmaceutical products for third parties.  Acorda desires Cardinal Health to provide representatives to Detail certain products as determined and directed by Acorda in the geographical territory hereinafter specified, pursuant to the terms and conditions of this Agreement, and Cardinal Health desires to provide the Representatives and perform such services pursuant to the terms and conditions set forth in this Agreement.

The parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.          Definitions.  The following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings:

(a)           “Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder from time to time.

(b)           “Adverse Event” or “AE” means any undesirable event or experience associated with the use of the Product(s), whether or not expected and whether or not considered related to or caused by the Product(s), including, but not limited to, an event or experience that occurs in the course of the use of the Product(s) in professional practice, from overdoses whether accidental or intentional, from abuse, from withdrawal, or from a failure of expected pharmacological or biological therapeutic action of the Product(s).  This includes but is not limited to data from clinical trials, post-marketing reports, registries, surveys, etc.

(c)           “Affiliate” means any corporate or non-corporate business entity that controls, is controlled by, or is under common control with a party to this Agreement.  A corporation or non-corporate business entity shall be regarded as in control of another entity if it directly or indirectly owns or controls more than fifty percent (50%) of the voting equity of the other entity, or (i) in the absence of the ownership or control of more than fifty percent (50%) of the voting equity of an entity or (ii) in the case of a non-corporate business entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(d)           “Agency” means any governmental authority in the Territory with regulatory, enforcement or other oversight, authority or jurisdiction over the Products, the Program, or any of the actions or transactions contemplated by this Agreement, including, without limitation, the FDA.

(e)           “Authorized Request” means a request received on a sample request form conforming with all of the requirements of the PDMA, including bearing the requester’s verified name, address, professional title, State license or authorization number (or Drug Enforcement Administration number, as applicable) and telephone number, together with the date of the request and the name of the product, strength and quantity to deliver (which information has been verified by a subcontractor of Cardinal Health with the appropriate State authority to confirm that the Target Customer requesting the drug sample is licensed or authorized under State law to prescribe the product).

(f)            “Contract Year” shall refer to each 12 month period beginning, with respect to the First Contract Year, on the Program Launch Date, and with respect to all subsequent Contract Years, on the anniversary date of the Program Launch Date of this Agreement.

(g)           “Detail” means an interactive, face-to-face visit by a Representative with a Target Customer or his or her legally empowered designee in the Territory, during which the Product(s), including its FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product(s) (as defined herein) are described by the Representative in a fair and balanced manner consistent with the requirements of all Laws and SOPs (each as defined herein), and using, as necessary or desirable and to the extent available, the Product Labeling (as defined herein), the Product Promotional Materials (as defined herein) and the Product samples. “Product Detail” means Detail of a Product between Target Customer and Representative.  When used as a verb, “Detail” or “Detailing” shall mean to engage in a Detail as defined in this Section 1.1(g).

(h)           “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

(i)            “Laws” means any and all federal and state laws, statutes, codes, rules regulations, policies and guidelines applicable to the Program, the Product(s), the performance of the Detailing and the other services and obligations under this Agreement and the transaction contemplated hereby, including but not limited to the Act, the PDMA, the PhRMA Code, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), the Criminal False Claims Act (18 U.S.C. § 287) and the American Medical Association Gifts to Physicians from Industry Guidelines, each as amended from time to time and including all regulations, rules, policies and guidelines promulgated thereunder.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(j)            “Manager” means an individual hired by and retained as an employee of Cardinal Health to supervise activities of Representatives under this Agreement, including district sales managers, regional sales directors, a national sales director, and a project manager.

(k)           “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder from time to time.

(l)            “PhRMA Code” means the Code on Interactions with Healthcare Professionals, as adopted by the Pharmaceutical Research and Manufacturers of America, as amended from time to time.

(m)          “Primary Detail” means a Detail in which a particular product is the first product to be detailed during a visit to a particular Target Customer.

(n)           “Product” means each of the pharmaceutical products to be Detailed by Representatives and marketed by Acorda as set forth on attached Schedule 1.1(n) and such other products as may be mutually agreed between the parties and added to Schedule 1.1(n) attached hereto.

(o)           “Product Labeling” means all labels and other written, printed, or graphic matter provided by Acorda to accompany or be included in each package of the Product including without limitation (i) any container or wrapper utilized with a Product, or (ii) Product package inserts.

(p)           “Product Promotional Materials” means all written, printed or graphic material provided by Acorda, including Product Labeling, intended for use by Representatives during a Detail, including visual aids, file cards, premium items, clinical studies, reprints, drug information updates and any other promotional support items that Acorda deems necessary or appropriate to conduct the Program.  Product Promotional Materials shall include materials describing FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of a Product.  Acorda shall have the right from time to time to add, remove or replace items in the collection of Product Promotional Materials upon written notice of such change to Cardinal Health.

(q)           “Program” means the program of Detailing to be conducted by the Representatives pursuant to this Agreement and during the Term of this Agreement, as defined in Section 14.1.

(r)            “Program Launch Date” means the first Monday following completion of the Acorda Training Program (as defined in Section 6.1).

(s)           “Representative” and “Representatives” mean an individual hired by and retained as an employee of Cardinal Health to conduct Detailing of Products in connection with the Program.  As sometimes used in this Agreement, “Representatives” shall also include “Managers” if the context so requires.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(t)            “SOPs” mean all of the combined standard operating procedures and policies of Cardinal Health that are applicable to the Program, the Product(s), the performance of the Detailing, the other services and obligations under this Agreement and all of the transactions contemplated hereby (including but not limited to policies and procedures designed to ensure compliance with all Laws); provided, however, that for purposes of this Agreement, any and all Written Instructions agreed upon by the parties pursuant to and as defined in Section 2.3(e) of Article II, shall be binding upon Cardinal Health and accorded the same force and effect as if they were incorporated within the definition of SOPs hereunder.

(u)           “Sub-Territory” shall mean any portion of the Territory served by the Representatives as of the Effective Date of the Agreement or otherwise agreed upon by the parties.

(v)           “Target” or “Target Customer” means a physician in the Sub-Territories within the Family Practice, General Practice, and/or Internal Medicine Physician target audience as identified from time to time by Acorda during the Term of this Agreement.

(w)          “Territory” means the states and territories of the United States of America, as divided into the Sub-Territories.

(x)            “Year One” means the 12-month period commencing on August 1, 2005 and ending on July 31, 2006.

(y)           “Year Two” means the 12-month period commencing on August 1, 2006 and ending on July 31, 2007.

ARTICLE II
APPOINTMENT OF CARDINAL HEALTH; GENERAL SCOPE OF ACTIVITIES

2.1.          Detailing.

(a)           Targeted Customers.  Cardinal Health shall use its syndicated sales force of 162 Representatives to engage in Product Detail activities in the Territory.  Cardinal Health shall assign Representatives for each of the 4,000 Target Customers, in such numbers, and in such Sub-Territories as shall be designated by Acorda from time to time during the Term of this Agreement.  Each Representative shall make Product Details on his or her assigned Target Customers based on the general direction given by Acorda’s management team and as mutually agreed to by Cardinal Health.  If requested by a Target Customer, Representatives shall be authorized to provide samples of the Product(s) in accordance with Article VII.  Unless otherwise agreed to by the parties in writing, all Details of the Product will be Primary Details.  In addition, the Representatives shall not be permitted during the Term of this Agreement to Detail any products competing with Acorda’s Product(s) to any of the Target Customers.  The appointment of Cardinal Health by Acorda under this Agreement is on a non-exclusive basis and Acorda shall at all times retain the right to promote the Product(s) by whomever, wherever, to whomever and by whatever method it chooses.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

2.2.          Managers.  Cardinal Health will provide an adequate number of Managers as mutually agreed upon by the parties prior to the execution of this Agreement to supervise the activities of Representatives.

2.3.          Scope of Activities.  The parties shall perform the following activities in connection with the Program:

(a)           Cardinal Health shall have sole and exclusive authority to discipline or terminate the employment of Cardinal Representatives and the Managers.  At Acorda’s request, Cardinal Health shall cause any Cardinal Representative to immediately cease Detailing the Product based on substantial non-performance or non-insignificant compliance violations as evidenced in performance evaluations or a finding of non-compliance with the terms of this Agreement (including but not limited to, failure to follow Detailing procedures, to comply with Laws or SOPs, or to follow Acorda’s Written Instructions).  Cardinal shall either substitute a new Representative to replace any disqualified Representative or re-assign the Sub-Territory of other Representatives in order to ensure that the Target Customers of any disqualified Representative are Detailed by other Representatives.  Cardinal shall ensure that no substitute Representative shall commence Detailing without completing the training required under Article VI.

(b)           Cardinal Health shall cause each Representative and Manager to attend and successfully complete the Acorda Training Program (as defined in Section 6.1) (including but not limited to training sessions to be conducted by Acorda for each of the Product(s)) and pass the proficiency test specified in Section 6.1(b), prior to participating in the Program.  Cardinal shall be responsible for ensuring that any Representative or Manager who has not successfully completed all such training requirements shall not Detail the Product(s) or supervise the sales force (as applicable).

(c)           Cardinal Health’s district Managers shall periodically accompany Representatives on Details, conduct field evaluations of the Representatives and the Program, including time supervision, Territory management and reporting, and provide a copy of all such evaluations to Acorda’s coordinator of the Program (or other Acorda representative).  At Acorda’s request, Cardinal Health shall be available to discuss the evaluations with Acorda, and permit an Acorda representative to accompany the Representatives on Details.

(d)           At the request of Cardinal Health, Acorda shall provide Cardinal Health, without cost, with Product Promotional Materials for the performance and supervision of Detailing.  In light of the at risk fee arrangement contemplated by this Agreement, Acorda shall use its reasonable commercial efforts to maintain and supply Product Promotional Materials for the Representatives to perform Details in accordance with the SOPs.  For avoidance of doubt, Acorda shall be deemed to have used reasonable commercial efforts as described in the preceding sentence if its failure to maintain and supply Product Promotional Materials arises from problems in the production or delivery of Product Promotional Materials or delay in or lack of approval by a third party, including, without limitation, FDA.  Acorda shall be solely responsible for the preparation, content and method of distribution of the Product Promotional Materials.  Acorda or its distributor shall be responsible for distributing the Product samples

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

directly to the Representatives, as described in Article VII.  In connection with the Detailing of the Product(s), the Representatives shall use only the Product Promotional Materials provided by Acorda; and under no circumstances shall Cardinal Health or the Representatives develop, create, or use any other promotional material or literature, or materials or other promotional materials of any kind, for the Detailing of the Product(s).  Acorda will coordinate with Cardinal Health to replenish supplies of Product Promotional Material when depleted.  Acorda shall advise Cardinal Health immediately of any inaccuracy or incompleteness of the Product Promotional Materials, and upon such notice Cardinal Health and the Representatives shall immediately cease the use of any portion or all of the Product Promotional Materials so identified by Acorda, and either destroy or return such Product Promotional Materials to Acorda, at Acorda’s instruction and expense.

(e)           Cardinal Health shall instruct the Representatives to limit their verbal statements and claims regarding the Product(s), including but not limited to statements regarding efficacy and safety, to those authorized by Acorda (as specified during the Acorda Training Program) and that are consistent with the Product Promotional Materials.  The Representatives shall not add, delete or modify Acorda’s approved claims of efficacy or safety in the Detailing of the Product(s), nor make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) in the Product Promotional Materials.  Representatives shall not make any disparaging, untrue or misleading statements about Acorda or any of its Affiliates, employees, competitors or competing products, or intentionally omit to make any statement necessary to avoid making any such statement false or misleading.  Representatives shall Detail the Product(s) in strict adherence to all Laws, SOPs and all written instructions agreed upon by the parties in writing at any time during the course of the Program, whether presented during the Acorda Training Program (as defined below), during any follow-up training, or at any other time (collectively, the “Written Instructions”).  Cardinal Health shall not unreasonably withhold or delay its approval and implementation of any reasonable written instructions proposed by Acorda and, in the case of instructions that relate to the Product, Cardinal Health shall timely implement all reasonable written instructions proposed by Acorda.  Acorda shall ensure that all the Written Instructions comply with all applicable Laws; Cardinal Health shall ensure that all SOPs comply with all applicable Laws.

(f)            The Representatives shall remain under the direct authority and control of Cardinal Health, but shall cooperate with Acorda and shall follow the advice and direction related to Detail activities on the Product(s) from Acorda and Cardinal Health mutually.  Acorda shall make all decisions with respect to the overall strategy in connection with the Detailing of the Product(s) to the Target Customers.  Any Acorda personnel interacting with Cardinal Health Representatives shall not discipline the Representatives or implement terms or conditions of employment or personnel policies and/or practices with respect to the Representatives or otherwise control the daily activities of Representatives.

(g)           Cardinal Health shall at its sole cost and expense supply Representatives and Managers with fleet vehicles for their use in performing and supervising the Detailing.  Acorda shall reimburse Cardinal Health for all reasonable out-of-pocket costs and expenses of Representatives and Managers in connection with Acorda Training Program and the POA meetings (as defined in Article VI) if such programs and meetings have been approved in

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

advance in writing by Acorda.  Acorda and Cardinal Health shall establish a mutually acceptable budget for the costs and expenses referenced in this subparagraph 2.3(g) for each Sub-Territory, and Cardinal Health shall obtain prior written approval for any such costs or expenses that exceed the budget.

(h)           Acorda shall periodically provide Cardinal Health with data on Product sales in the Territory during the Term as of this Agreement for Cardinal Health’s use in performing this Agreement.  Acorda shall also provide Cardinal Health with such other sales and marketing information concerning the Product(s) as Acorda shall deem appropriate, in its sole discretion.  Any information which Acorda elects to share with Cardinal Health under this Section 2.3(h) shall be limited to provision of such information only to the extent allowable under Acorda’s agreements with third parties providing such information to Acorda.  All information provided by Acorda, its officers, agents or representatives shall be deemed Confidential Information belonging to Acorda and shall be treated in accordance with Article 13 hereof.

(i)            Unless otherwise approved in writing by Acorda, the Representatives and Managers shall not invite any Target Customer, or any member of his or her staff or any other health care professional, to any promotional or educational events or activities, or provide any meals, trips or entertainment, or provide any gifts or remuneration in any form, kind or amount to any of them.  In the event Acorda hereafter authorizes the Representatives as a group to engage in such promotional or educational activities, Acorda shall so inform Cardinal Health in writing and establish policies, guidelines, training requirements and budgets that must be observed in conducting such activities and agreed to by Cardinal Health.

2.4.          Orders for Products.  Acorda shall be solely and exclusively responsible for establishing the terms and conditions of the sale of the Product(s), including without limitation, the price at which the Product(s) will be sold, whether sales of the Product(s) will be subject to any discounts, the method of distribution of the Product(s), and whether any credit will be granted or refused in connection with the sale or return of any Product(s).  Acorda shall be exclusively responsible for accepting and filling all purchase orders for the Product(s), billing and returns for the Product(s), and all other activities in connection with the sale and delivery of the Product(s), other than Detailing.  If Cardinal Health or the Representatives receive an order for the Product(s) or are informed that any entity that wishes to place an order, they shall immediately transmit such order or request to Acorda for further handling and communications with the submitter of the order or request, including acceptance or rejection, which shall be in Acorda’s sole discretion.

2.5.          Representatives’ Activity.

(a)           Subject to Acorda’s obligations and representations and warranties in this Agreement, any breach of the terms of this Agreement on the part of the Representatives or Managers (both individually and as a group) shall be deemed to be a breach of this Agreement by Cardinal Health.  Notwithstanding the foregoing, any acts or omissions of the Representatives or Managers pursuant to the direction, control or supervision of Acorda or its employees or

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

agents shall not be deemed to be negligent or wrongful acts or omissions of Cardinal Health that constitute a breach of this Agreement.

(b)           Each party shall notify the other in writing as promptly as practicable of any such alleged breach on the part of the Representatives or Managers of which it becomes aware.  Acorda shall provide Cardinal Health with a reasonable opportunity to remedy such breach to the extent provided in Section 14.4.

2.6.          Vacancies/Turnover.  In the event of a Representative vacancy due to resignation, reassignment or termination of a Representative, Cardinal Health shall use its best efforts to fill any such vacancy within a six (6) week period.  Due to the fee structure under this Agreement, the agreed-upon Service Fees (as defined below) will not be reduced by any Representative vacancy, provided that all missed Details are made up within a reasonable period of time.  In the event any such vacancy continues for longer than six (6) weeks, Cardinal Health shall reassign Representatives to ensure that no more than six (6) weeks passes between Details of any Target Customer as a result of any such vacancy.

2.7.          Management Reports.  Cardinal Health shall provide Acorda with written monthly and other reports in the form and substance as reasonably agreed to by the parties, including but not limited to those set forth in Schedule 2.7.  Such reports shall be provided within fifteen (15) days after the end of the period covered by such report or as otherwise mutually agreed to by the parties.  At the request of Acorda, Cardinal Health shall furnish Acorda at reasonable times such documentation as Acorda reasonably requests for purposes of verifying the accuracy of any report.  Cardinal Health shall also provide Acorda with periodic oral reports including but not limited to weekly conference calls and Manager’s reports.

2.8.          Project Manager.  Cardinal Health shall appoint a project Manager to serve as a liaison between Cardinal Health, Representatives and Acorda regarding the performance by Cardinal Health, the Representatives and Acorda of their respective obligations under this Agreement.

ARTICLE III
COMPENSATION

3.1.          Amount and Time of Payment.  Subject to the achievement of certain gross sales receipts for the Product(s) during the Term of this Agreement, as further described in Schedule 3.1, Acorda shall pay to Cardinal Health the fees set forth in Schedule 3.1 attached hereto and incorporated by reference (the “Services Fee”), which shall be payable as set forth in the payment schedule set forth therein.

3.2.          Reimbursement of Expenses.  All expenses of Cardinal Health for which Acorda is obligated to reimburse Cardinal Health under Schedule 3.1 subsection ”Direct Pass Through Costs” of this Agreement, including but not limited to reasonable costs and expenses in connection with Acorda Training Program and the POA meetings under Section 2.3(g), shall be paid by Acorda within thirty (30) days after Cardinal Health has submitted a statement to Acorda itemizing such expenses with reasonable supporting documentation and original receipts.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1.          By Cardinal Health.  Cardinal Health represents, warrants, and covenants to Acorda, on behalf of itself and each of its Representatives and Managers, as of execution of this Agreement and during the term of this Agreement, as follows:

(a)           that Cardinal Health and the Representatives shall perform the Detailing, supervisory, reporting and Product sample-related services in a professional and timely manner;

(b)           that Cardinal Health shall comply with all Laws and SOPs in conducting the Program and performing its services and obligations under this Agreement;

(c)           when on Acorda’s premises or on the premises of Acorda’s clients or any Target Customer, Cardinal Health and the Representatives shall comply with all of Acorda’s or such client’s or Target Customer’s policies regarding the conduct of visitors of which Cardinal Health (including the Representatives and Managers) are aware;

(d)           that Cardinal Health is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement, and it agrees promptly to inform Acorda of any event or change in circumstances which may reasonably be expected to negatively affect Cardinal Health’s ability to perform its obligations hereunder in the manner contemplated by the parties;

(e)           that neither Cardinal Health nor any Representative or Manager has been debarred pursuant to the Act, been excluded from participating in a federal health care program, including without limitation the Medicare or Medicaid programs, or otherwise been disciplined, censured or fined by any federal or state Agency; and if hereafter any of them is subsequently debarred under the Act, excluded from a federal health care program or disciplined, censured or fined, or if any of them receive notice of any pending proceeding in which such debarment, exclusion, discipline, censure or fine could be imposed, Cardinal Health agrees immediately to notify Acorda thereof; and

(f)            Cardinal Health shall neither disclose to Acorda, nor induce Acorda to use any secret or confidential information or material belonging to third parties.

4.2.          By Acorda.  Acorda represents, warrants, and covenants to Cardinal Health, as of execution of this Agreement and during the term of this Agreement, as follows:

(a)           that Acorda is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement, and it agrees promptly to inform Cardinal Health of any event or change in circumstances which may reasonably be expected to negatively affect Acorda’s ability to perform its obligations hereunder in the manner contemplated by the parties;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(b)           that Acorda shall comply with all Laws and SOPs with respect to the manufacture and use of the Product(s) and their sale and Acorda’s performance of its obligations under this Agreement;

(c)           that the Product Promotional Materials are not false or misleading, and are in compliance with the Act and all rules and regulations of the FDA;

(d)           to the knowledge of Acorda, the manufacture, sale and distribution of the Product(s) do not and will not during the Term of this Agreement, infringe any valid patent or other proprietary rights of third parties, and the Product(s) have all necessary governmental approvals and may be lawfully Detailed by Cardinal Health and sold by Acorda; and

(e)           that Acorda has not been debarred pursuant to the Act, been excluded from participating in a federal health care program, including without limitation the Medicare or Medicaid programs, or otherwise been disciplined, censured or fined by any federal or state Agency; and if hereafter Acorda is subsequently debarred under the Act, excluded from a federal health care program or disciplined, censured or fined, or if Acorda receives notice of any pending proceeding in which such debarment, exclusion, discipline, censure or fine could be imposed, Acorda agrees immediately to notify Cardinal Health thereof.

ARTICLE V
STATUS OF CARDINAL HEALTH AND THE REPRESENTATIVES

5.1.          Cardinal Health Independent Contractor.  The relationship of Cardinal Health to Acorda hereunder is strictly as an independent contractor.  Representatives and Managers of Cardinal Health performing services hereunder shall not be, and shall not be considered to be, employees of Acorda for any purpose, and shall at all times remain employees of Cardinal Health.  Neither party shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party’s employees.

5.2.          No Acorda Benefits.  The Managers and Representatives are not eligible to participate in any benefits programs or sales bonuses offered by Acorda to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by Acorda to its employees, provided that the Representatives shall be eligible to participate in Acorda incentive programs if so requested by Acorda and approved by Cardinal Health.  Cardinal Health acknowledges and agrees that Acorda does not, and will not, maintain or procure any worker’s compensation or unemployment compensation insurance for or on behalf of the Managers or Representatives.  Cardinal Health acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees (including Representatives and Managers) may be entitled to receive in connection with the performance of the services hereunder and otherwise.

5.3.          Sales, Use and Excise Taxes.  If any state or local government or other taxing authority determines that sales, use or excise Taxes (“Taxes”) (excluding income and employee related taxes, withholding and contributions) are applicable to Cardinal Health’s performance hereunder, Cardinal Health shall promptly accrue and Acorda shall pay such Taxes on behalf of

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Cardinal Health to the appropriate taxing authorities, provided that Acorda shall have the right to challenge the applicability or amount of such Taxes and Cardinal Health will cooperate with any such challenge.  In addition, Acorda shall be responsible for the payment of any applicable Taxes related to Acorda’s supply to Cardinal Health of Product Promotional Materials and Product Samples.

5.4.          No Joint Venture.  Nothing contained in this Agreement shall be construed as creating a joint venture or, as granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any guarantees or warranties on behalf of the other party.

ARTICLE VI
TRAINING

6.1.          Training Programs.

(a)           Acorda shall provide on-line and/or home study materials to the Managers and Representatives as well as conduct a national training program for the Representatives and Managers prior to the commencement of the Program, each of which shall include such medical, technical and related legal and regulatory information about the Product(s) and such training to familiarize the Representatives and Managers with Acorda’s specific sales strategies and guidelines, if any (to the extent different from those of Cardinal Health) as Acorda deems necessary and appropriate (collectively, the “Acorda Training Program”).  Cardinal Health shall be responsible for ensuring that all Managers and Representatives have been trained with respect to the SOPs, general legal and regulatory compliance programs, training relating to sales of pharmaceutical drugs, general sales and promotion techniques and strategies, and Adverse Event (as defined in Article XI) reporting (collectively, the “Cardinal Health Training Requirements”).  Cardinal Health shall arrange for all Representatives and Managers to have successfully passed the Cardinal Health Training Requirements prior to the completion of the Acorda Training Program.  Cardinal Health shall assist Acorda with the Acorda Training Program only to the extent requested by Acorda.  In addition to the foregoing, Cardinal Health and Acorda shall jointly develop a plan of action (“POA”) covering the sales strategy to be implemented in the Program, and conduct joint presentations and meetings with the Representatives and Managers with respect thereto.  After the commencement of the Program, Acorda and Cardinal Health shall cooperate in order to ensure that all replacement Managers and Representatives who join the Program after its Launch Date shall complete all training required under this Article VI.

(b)           In order to qualify for assignment in a Sub-Territory, a Representative must demonstrate thorough knowledge of the Product(s) by passing Acorda’s approved Product(s) tests at a level of proficiency acceptable to Acorda and agreed to by Cardinal Health.

6.2.          Acorda Assistance.  During the term of this Agreement, Acorda shall make available to Cardinal Health, free of charge, a number of Acorda’s sales training and marketing personnel (as deemed reasonably appropriate by Acorda) to assist Cardinal Health’s Representatives and Managers with respect to the Training Program and additional orientation and any ongoing training for the Representatives and Managers.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ARTICLE VII
SAMPLES

7.1.          Provision of Samples.  If requested by a Target Customer, the Representatives shall be authorized to provide Product samples during a Detail pursuant to an Authorized Request.  Acorda or its distributor shall provide samples of the Product(s) to the Representatives in accordance with Acorda’s directions relating to sampling.  Acorda shall determine the quantity and types of samples to be provided to the Representatives, and the method and schedule of distribution of the samples (including but not limited to any applicable per physician sample limits), and provide Written Instructions related thereto, as necessary.  The Representatives shall be solely responsible for managing the storage, handling and distribution of the samples to the Target Customers and for requesting additional samples to replenish their supplies.  Cardinal Health shall be responsible for preparing periodic, collective sample requisition requests covering all of the Representatives’ sampling supplies, and for paying all of the costs for the storage, handling, distribution and other related costs relating to the samples.  All samples shall be stored and handled by Acorda and the Representatives in compliance with the PDMA and all other Laws, SOPs and Acorda’s Written Instructions.  Acorda shall cooperate with the Representatives to replenish Product sample supplies when depleted; provided however, that Acorda’s failure for any reason to supply Product samples shall not be a breach of Acorda’s obligations under this Agreement, nor shall it excuse Cardinal Health from conducting Product Detailing as required under this Agreement.

7.2.          SOPs and Sample Accountability Program.  Cardinal Health has established and shall maintain internal SOPs relating to drug sampling which shall ensure that all of its Representatives receive, store, handle, track and distribute drug samples in compliance with Laws (including but not limited to the PDMA) and with prudent management practices.  The SOPs comply with all Laws and include, among other things, its Sample Materials Distribution Instructions and sample accountability program.  Cardinal Health shall conduct ongoing training of its Representatives and Managers to familiarize them with its SOPs, and monitor their compliance therewith.  The SOPs (including the sample accountability program) require, among other things, compliance with the following procedures:

(a)           all samples are stored and handled in a clean, secure environment at room temperature (or as otherwise required by Product Labeling);

(b)           Cardinal Health maintains appropriate inventory tracking records and controls;

(c)           all damaged, expired or shop-worn samples are returned or destroyed (at Acorda’s instruction);

(d)           Acorda and its distributor are informed in writing within 72 hours of receipt of any sample shipment that contains damaged, expired, unusable or missing items (specifying the number of such affected items);

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(e)           Cardinal Health and its Representatives distribute samples only upon receipt of an Authorized Request;

(f)            Cardinal Health and its Representatives maintain sample distribution records, including retaining a hard copy of each Authorized Request bearing the requestor’s signature, as well as a copy of the corresponding receipt of the sample (recording the name, address, professional title and signature of the person receiving the sample);

(g)           Cardinal Health and its Representatives monitor all Authorized Requests in order to ensure that no practitioner receives (whether pursuant to one or more requests) an aggregate number of samples in excess of any monthly or other limitation imposed by Law, or any SOP; provided that Acorda will be contacted on a case-by-case basis if a request is received which, if fulfilled, would exceed any such applicable limit, and Acorda’s instructions followed with respect thereto;

(h)           Cardinal Health and its Representatives refrain from selling or trading, or offering to sell or trade, any samples;

(i)            Cardinal Health uses its best efforts to maintain a 100% sample request-to- inventory reconciliation; and

(j)            Cardinal Health generates quarterly reports for Acorda (in form and content agreed to by the parties), containing at a minimum the information specified under “Sample Inventory Report” in Schedule 2.7, and conducts monthly sample reconciliations to be reported on a quarterly basis within 30 days of the end of the quarter.

7.3.          Ownership; Return of Samples.  Cardinal Health acknowledges and agrees that Acorda’s delivery and consignment of Product samples to Cardinal Health and the Representatives does not constitute transfer of ownership therein, and that Acorda shall retain title to all samples until such time as they are legally distributed to a Target Customer.  Cardinal Health further agrees that, within 30 days following the termination or expiration of this Agreement, or within 30 days from the termination or removal from the Program of a Representative (unless such Representative has been hired or retained by Acorda), or upon Acorda’s request at any time during the Term, Cardinal Health shall return, and cause the Representatives to return, to Acorda any unused Product samples provided to Cardinal Health by Acorda or its designated distributor.  Acorda shall pay or reimburse Cardinal Health for all costs and expenses in connection with the storage and shipment of returned samples.

ARTICLE VIII
TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

The Product(s) shall be Detailed by Cardinal Health’s Representatives under trademarks and logos owned by or licensed to Acorda or an Affiliate of Acorda.  This Agreement does not constitute a grant to Cardinal Health of any license, property right or interest in the Product(s) or any materials comprising part of the Acorda Training Program, or any trademarks or other intellectual property right which Acorda or an Affiliate of Acorda owns or uses with respect to

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

the Product(s), the Acorda Training Program, or to the name or business style of Acorda.  Cardinal Health and the Representatives shall use the Acorda Training Program materials and the Product Promotional Materials only for the purposes of this Agreement, and all copyright and other intellectual property rights in the Acorda Training Program materials and the Product Promotional Materials shall remain with Acorda.

ARTICLE IX
COMMUNICATIONS; MONITORING THE PROGRAM

9.1.          Communications from Third Parties.  Except as provided under Article XI hereof, Cardinal Health and its Representatives shall use their best efforts to promptly advise Acorda of all comments, statements, requests and inquiries of any Target Customer, the medical profession or any other third parties relating to either the Program or the Product(s) that are not otherwise addressed by the Product Promotional Materials (“Third Party Communications”), of which Cardinal Health (including the Representatives and Managers) becomes aware.  All responses to such Third Party Communications shall be handled solely by Acorda, in its sole judgment.  Cardinal Health shall provide reasonable assistance to Acorda to the extent requested by Acorda, and at Acorda’s cost and expense, to fully respond to such Third Party Communications.

9.2.          Government Agencies.  Cardinal Health shall notify Acorda of all communications received by it or any Representative or Manager from any government Agencies, including but not limited to the FDA, concerning the Product(s) or the Program (and including without limitation, communications relating to any AE or other safety issue) (“Agency Communications”) within twenty-four hours of receiving such communication, by transmitting any written documentation and/or a written synopsis of any oral discussion, to a person designated by Acorda for such purpose.  All responses to any Agency Communication shall be the sole responsibility of Acorda and handled by it in its sole judgment.  Cardinal Health shall assist Acorda with respect to responding to such Agency Communications to the extent requested by Acorda, and at Acorda’s cost and expense.  Cardinal Health shall use its best efforts to provide Acorda with any documents or information reasonably requested by Acorda for purposes of responding to any Agency Communications within 24 hours of Acorda’s request.

9.3.          Acorda Communications.  In addition to Detailing, Cardinal Health shall assist Acorda with respect to Acorda’s communications (as reasonably requested by Acorda and at Acorda’s cost and expense) within the Territory and shall regularly advise Acorda of market, economic, regulatory and other developments of which Cardinal Health (including the Representatives and Managers) may become aware which may affect the sale of the Product(s) in the Territory.

9.4.          Appointment of Coordinators.  The parties shall each appoint an authorized coordinator of the Program mutually-acceptable to each other (“Coordinators”) between whom all communications required or desired to be given will be sent and between whom Detailing activities will be coordinated.  Each party may replace its Coordinator at any time, upon notice to the other party.  Initially during the Term, the Coordinators for Acorda and Cardinal Health shall be Michael Hilton and Richard Denfrund, respectively.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

9.5.          Review of Results.  The parties shall meet periodically, but at least once per calendar quarter, to review and discuss the actual results compared to the marketing plans for Detailing of the Product(s).  Acorda shall share with Cardinal Health the Gross Sales (as defined in Schedule 3.1) data, as well as any other reports, audits and other data it deems appropriate (in its sole discretion) relative to the Program.

ARTICLE X
INSURANCE

10.1.        Cardinal Health Insurance Coverage.  Cardinal Health shall maintain insurance coverage as follows, or shall maintain self-insurance sufficient to meet its indemnity obligations hereunder:

(a)           Workers’ Compensation insurance with statutory limits of liability and Employer’s Liability insurance in accordance with the statutory requirements of the states in which the services are to be rendered;

(b)           Commercial General Liability insurance, including completed operations and products liability, with a combined single limit of $10,000,000; and

(c)           Automobile liability insurance with a combined single limit of $5,000,000.

All of the foregoing insurance policies shall cover claims on an “occurrence” basis and not on a “claims made” basis in order to assure that incidents occurring during the Term of this Agreement are covered under the policies even though the resulting claim is not brought until after this Agreement has expired or has been terminated.

10.2.        Acorda Insurance Coverage.  Acorda shall maintain Commercial General Liability insurance (primary and seconds coverage combined), including completed operations, with a combined single limit of at least $10,000,000 or shall maintain self-insurance sufficient to meet its indemnity obligations hereunder.

10.3.        Certificates of Insurance.  Each Party shall, within fifteen (15) days after request by the other party, furnish a Certificate of Insurance as evidence of the foregoing insurance.  Each party will use reasonable commercial efforts to obtain an agreement from each insurer that such insurer will endeavor to provide the other party thirty (30) days’ prior written notice of any cancellation or material change of the insurance coverage required by this Article.

ARTICLE XI
ADVERSE EVENT REPORTING AND REGULATORY MATTERS

11.1.        Immediate Notification. Cardinal Health shall notify Medcom Solutions, at telephone number (510) 595-8183, facsimile number (800) 367-5109, e-mail Acorda@medcomsol.com (“Medcom”) or such other entity as designated by Acorda, in writing, as soon as reasonably practicable but in no event more than 24 hours after it or any Representative or Manager obtains or learns of any information relating to an Adverse Event concerning any Product(s), including but not limited to any package complaint or other complaints regarding any side effect, injury, toxicity or sensitivity reaction or any

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

unexpected incidence of severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the
Product(s), whether or not determined to be attributable to the Product(s).  Cardinal Health shall also notify Medcom (or other designee) within 24 hours of any other adverse experience, i.e., any unfavorable and unintended change in the structure (signs), function (symptoms) or chemistry (laboratory data) of the body temporally associated with the use of the Product(s), whether or not considered related thereto.  As part of such notification, Cardinal Health shall forward to Medcom (or other designee) any related information, including, but not limited to, initial and follow up reports, that becomes known to Cardinal Health or any Representative or Manager from any source in any form as soon as it becomes available, but in any event within 24 hours of becoming aware of such information.  Cardinal Health shall cooperate with all reasonable requests by Acorda to ensure that an AE is sufficiently investigated, including, but not limited to seeking additional information relating to an AE and contacting the initial reporter of an AE.

11.2.        Threatened Agency Action.  Cardinal Health shall immediately notify Acorda in writing of any information that Cardinal Health (including the Representatives and Managers) may obtain or learn regarding any threatened or pending action by an Agency which may affect either the Product(s) or the Program (including but not limited to Product recalls).  Cardinal Health shall, at the request of Acorda and at the cost and expense of Acorda, cooperate with Acorda in formulating a procedure for taking appropriate action in response to such information; provided, however, that the appropriate responsive action to be taken shall be decided exclusively by Acorda to the extent the information regarding the threatened or pending action relates in whole or in part to the Product(s) (as determined by Acorda in its sole judgment).  Unless compelled by law, Cardinal Health shall not respond to an Agency without the prior written consent of Acorda.

11.3.        Training Requirements.  The Cardinal Health Training Requirements shall include appropriate instructions for Representatives as to handling of information received or obtained subject to Sections 11.1 and 11.2.

ARTICLE XII
RETURN/RECALL

12.1.        Returned Products.  Acorda shall be responsible for handling all returned Product(s), including any applicable shipment costs and compensation or credit for the returned Product(s).  Any Product(s) inadvertently returned to Cardinal Health shall be shipped by it to Acorda or in accordance with its directions, in compliance with Acorda’s returned goods policy, and Cardinal Health shall advise Acorda of the name and address of the person or entity making the return and the reason given therefor, if any.  Acorda shall reimburse Cardinal Health’s reasonable and documented shipping and other costs in connection with the handling of such returned Product(s) within 45 days of delivery to Acorda of Cardinal Health’s statement for such costs.  Upon Acorda’s request, Cardinal Health shall provide Acorda with documentation relating to any costs incurred by Cardinal Health in connection with any returned Product(s).

12.2.        Recalled Products.  At Acorda’s request, Cardinal Health shall assist Acorda in obtaining, receiving and collecting any Product(s) (including Product samples) that have been

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

recalled, and any costs reasonably incurred by Cardinal Health with respect to participating in any such recall shall be reimbursed by Acorda within 45 days of delivery to Acorda of Cardinal Health’s statement for such costs, except in the event Cardinal Health’s actions under this Agreement are responsible for the recall, in which case Cardinal Health shall indemnify, defend and hold harmless Acorda and its officers, directors, employees, agents and Affiliates for all costs and liabilities associated with such a recall.  Only Acorda or an Agency with proper jurisdiction shall have the authority to make any determination to recall a Product.

ARTICLE XIII
CONFIDENTIAL INFORMATION

13.1.        Confidential Information.  Each party acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of the other party in the course of the performance of services under this Agreement.  For the purposes of this Agreement, “Confidential Information” shall mean any information and materials of either party or any of their respective Affiliates, which gives such party an advantage over its competitors who do not possess such information and constitutes valuable trade secrets, or information or materials which a party otherwise considers to be confidential and/or proprietary that was revealed to the other party as a result of entering into or performing its obligations under this Agreement, including but not limited to, information which relates to Product(s), the Program, Target Customers, designs, methods, research and development, discoveries, improvements, documents, trade secrets, proprietary rights, business affairs or employee information.  Confidential Information shall not include any information that, as demonstrated by satisfactory evidence:

(a)           Was known to the receiving party prior to execution of this Agreement without an obligation to keep it confidential;

(b)           Was lawfully obtained by the receiving party from a third party without any obligation of confidentiality;

(c)           Is, at the time of disclosure, in the public domain;

(d)           Becomes part of the public domain after disclosure by publication or otherwise, except by breach of this Agreement;

(e)           Is developed by or for the receiving party independently and apart from the disclosing party’s Confidential Information; or

(f)            Is otherwise knowledge possessed by the receiving party or its employees without access or reference to the disclosing party’s Confidential Information as the result of their industry experience or education.

13.2.        Handling of Confidential Information.  Each party agrees that it will use its best efforts to protect the secrecy of, and avoid disclosure or use of, any Confidential Information of the other party.  Such measures shall include, but not be limited to, the highest degree of care that such party utilizes to protect its own Confidential Information of a similar nature.  Each party agrees to notify the other in writing of any misuse or misappropriation of the other party’s

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Confidential Information.  Except as otherwise required by law, each party shall keep all Confidential Information in confidence and shall not, at any time during the Term hereof or for a period of ten (10) years from the termination of this Agreement, without the disclosing party’s prior written consent, disclose or otherwise make available, directly or indirectly, any Confidential Information to anyone other than the receiving party’s employees who need to know the same in the performance of their services and obligations hereunder; provided, however, that Cardinal Health may also disclose Acorda’s Confidential Information to its Affiliates which have a need to know the same in the performance of the services hereunder.  Each party shall use the Confidential Information only in connection with the performance of their services and obligations hereunder and for no other purpose.  Each party shall inform its employees, and in the case of Cardinal Health, its Affiliates, of the trade secret, proprietary and confidential nature of the Confidential Information, and each party shall be directly responsible for any breaches of the provisions of this Article by any such employees and Affiliates.

13.3.        No Rights Granted.  The disclosure of Confidential Information shall not be construed as or constitute an express or implied grant of any intellectual property rights to the receiving party in such Confidential Information, including but not limited to any right, title, interest, or license in or to such Confidential Information.  All Confidential Information shall at all times remain the property of the disclosing party.

13.4.        No Representations.  Except as otherwise expressly stated in this Agreement, a party disclosing any of its Confidential Information shall not be deemed to make any representation or warranty, express or implied, as to the accuracy or completeness of such Confidential Information, and such disclosing party will not have any liability for any errors or omissions therein.

ARTICLE XIV
TERM AND TERMINATION

14.1.        Term.  This Agreement shall take effect on the Effective Date and shall continue in effect until July 31, 2007 (the “Term”), unless terminated earlier as set forth herein.  This Agreement shall be renewable only upon the written agreement by both parties.

14.2.        Termination Without Cause.  Subject to Sections 14.7 and 17.14, and with the exception of Periods 1 and 2 (as defined in Schedule 3.1), either party shall have the right to terminate this Agreement with no further obligation at any time after Period 2 for any or no reason on sixty (60) days prior written notice to the other party.  Neither party shall have the right to terminate under this Section until the completion of Period 2.

14.3.        Bankruptcy: Insolvency.  Either party may terminate this Agreement upon notice to the other upon the occurrence of: (a) the entry of a decree or order for relief by a court of proper jurisdiction in an involuntary case of the other party under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar laws, and the continuance of any such decree or order in effect for a period of sixty (60) consecutive days; or (b) the filing by the other party of a petition for relief under the Federal

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or similar laws.

14.4.        Termination For Breach.  Subject to Section 14.7 and other continuing obligations under Section 17.14, either party may terminate this Agreement in the event of a material breach of the other party’s obligations under this Agreement, provided that such breach has not been cured within thirty (30) days after written notice thereof from the non-breaching party.

14.5.        Termination Due To Regulatory And Other Problems.  If the Product is not being marketed due to regulatory problems, court or administrative proceedings, product liability claims, recalls, raw materials shortages, or other reasons, then, subject to Sections 14.7 and 17.14, either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other.

14.6.        Termination: Phase Out or Transition.  In the event that this Agreement is terminated pursuant to Sections 14.2 through 14.5, and at Acorda’s request, the parties shall discuss in good faith an appropriate phase-out of Cardinal Health’s Detailing activities, or, if so requested by Acorda, Cardinal Health shall provide its full cooperation and assistance in transitioning the Program and services as reasonably requested by Acorda, including by agreeing to promptly deliver its work in progress, data, files, reports, materials relating to the Program and all Product Promotional Materials and samples in its possession and control to such successor agency or to Acorda (at Acorda’s election).

14.7.        Termination: Continuing Rights.  The termination or expiration of this Agreement shall not affect the validity and enforceability of any right or obligation of either party hereunder that accrued prior to, and was outstanding on, the termination or expiration date.  Without limiting the foregoing, the termination or expiration of this Agreement shall not affect any rights or obligations of any party under this Agreement which are stated to survive such termination pursuant to Section 17.14 hereof.

14.8.        Final Settlement upon Early Termination.  Promptly after the early termination of this Agreement, the parties shall cooperate in order to jointly calculate the amount of any final Service Fees that may have been earned by, or due from, Cardinal Health as of the termination date.  The amount of such Service Fees, if any, that have been earned, or that must be refunded, by Cardinal Health shall be calculated as follows:

(a)           Termination by Cardinal Health For Cause or Regulatory Problems.

(i)            Period 1 & 2.  If this Agreement is terminated by Cardinal Health during Period 1 or 2 (as defined in Schedule 3.1) pursuant to (a) Section 14.4, or (b) Section 14.5 due to a regulatory or other problem caused by a person or entity other than Cardinal Health, then Acorda shall pay Cardinal Health the Prorated Payment (defined in Section 14.8(c)(v))

(ii)           Period 3.  If this Agreement is terminated by Cardinal Health during Period 3 (as defined in Schedule 3.1) pursuant to (a) Section 14.4, or (b) Section 14.5

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

due to a regulatory or other problem caused by a person or entity other than Cardinal Health and the Gross Sales up to the date of termination are at least sixty percent (60%) of the Annual Baseline Forecast, then Acorda shall pay Cardinal Health the Prorated Payment (defined in Section 14.8(c)).

(iii)          Period 4.  If this Agreement is terminated by Cardinal Health during Period 4 (as defined in Schedule 3.1) pursuant to (a) Section 14.4, or (b) Section 14.5 due to a regulatory or other problem caused by a person or entity other than Cardinal Health and the Gross Sales up to the date of termination are at least eighty-five percent (85%) of the Annual Baseline Forecast, then Acorda shall pay Cardinal Health in accordance with the payment schedule set forth in Schedule 3.1 notwithstanding that this Agreement was terminated before the entire year had been completed.  For example, if Gross Sales as of the date of termination are 90% of the Annual Baseline Forecast, then Acorda shall pay Cardinal Health the amount due if Gross Sales for the entire year were 90% of the Annual Baseline Forecast.

(iv)          No Effect on Other Remedies.  Payments under this subsection, if any, shall be payment for services rendered and shall not be deemed to be a payment in settlement of any claims that either party may have against the other party under this Agreement.  Each party shall retain all rights and remedies available to it at law or in equity.

(b)           Termination by Acorda For Cause or Regulatory Problems.

(i)            Period 1 & 2.  If this Agreement is terminated by Acorda during Period 1 or 2 (as defined in Schedule 3.1) pursuant to (a) Section 14.4, or (b) Section 14.5 due to a regulatory or other problem caused or contributed to by Cardinal Health, then Acorda shall not be obligated to make any payments to Cardinal Health for Services rendered under this Agreement or pay Cardinal Health the Prorated Payment (defined in Section 14.8(c)).

(ii)           Period 3.  If this Agreement is terminated by Acorda during Period 3 (as defined in Schedule 3.1) pursuant to (a) Section 14.4, or (b) Section 14.5 due to a regulatory or other problem caused or contributed to by Cardinal Health and the Gross Sales up to the date of termination are at least sixty percent (60%) of the Annual Baseline Forecast, then Acorda shall pay Cardinal Health the Prorated Payment (defined in Section 14.8(c)).

(iii)          Period 4.  If this Agreement is terminated by Acorda during Period 4 (as defined in Schedule 3.1) pursuant to (a) Section 14.4, or (b) Section 14.5 due to a regulatory or other problem caused by Cardinal Health and the Gross Sales up to the date of termination are at least eighty-five percent (85%) of the Annual Baseline Forecast, then Acorda shall pay Cardinal Health in accordance with the payment schedule set forth in Schedule 3.1 notwithstanding that this Agreement was terminated before the entire year had been completed.  For example, if Gross Sales as of the date of termination are 90% of the Annual Baseline Forecast, then Acorda shall pay Cardinal Health the amount due if Gross Sales for the entire year were 90% of the Annual Baseline Forecast.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(iv)          No Effect on Other Remedies.  Payments under this Subsection shall be payment for services rendered and shall not be deemed to be a payment in settlement of any claims that either party may have against the other party under this Agreement.  Each party shall retain all rights and remedies available to it at law or in equity.

(c)           Calculation of Prorated Payment.  For purposes of this Section 14.8, the amount of any “Prorated Payment” shall be calculated as set forth below.  The parties agree that the provisions of this Subsection (c) only provide the method of calculating payments that are due under Subsections of Section 14.8 specifically requiring payment of the Prorated Payment and shall not create or serve as the basis for an entitlement to any payment not otherwise provided for in Section 14.8.

(i)            determine the exact number of days elapsed from the beginning of the Contract Year through the termination date, and divide this number by 365 (the “Pro-ration Fraction”);

(ii)           multiply the Pro-ration Fraction by the Annual Baseline Forecast (as defined in Schedule 3.1) in effect for that Contract Year (the “Prorated Baseline Forecast”);

(iii)          calculate the aggregate Gross Sales (as defined in Schedule 3.1) from the beginning of the Contract Year through the termination date, based upon data from NDC Health (as defined hereafter) (“Gross Sales to Date”); and

(iv)          calculate the percentage of the Prorated Baseline Forecast that such Gross Sales to Date represent (the “Prorated Percentage Result”).

(v)           If the Prorated Percentage Result is more than sixty percent (60%) but less than eighty-five (85%) then the amount of the Prorated Payment shall be paid by Acorda in an amount equal to (1) sixty percent (60%) (2) multiplied by the Pro-Ration Fraction, (3) minus the sum total of all interim Advances already paid to Cardinal Health in respect of prior Periods (as defined in Schedule 3.1) of such Contract Year.  After payment of such amount, no further Service Fees or Interim Advances shall be paid under this Agreement.

(vi)          If the Prorated Percentage Result is equal to or exceeds eighty-five (85%) then a payment shall be paid by Acorda in an amount equal to (1) the Service Fee that would have been payable if aggregate Gross Sales for the entire Contract Year were equal to the same Prorated Percentage Result (as set forth in Schedule 3.1), (2) multiplied by the Pro-ration Fraction, (3) minus the sum total of all Interim Advances already paid to Cardinal Health in respect of prior Periods (as defined in Schedule 3.1) of such Contract Year.  After payment of such amount, no further Service Fees or Interim Advances shall be paid under this Agreement.

(d)           Termination by Either Party Without Cause.  Neither party shall have the right to terminate pursuant to Section 14.2 at any time during Periods 1 and 2.  Thereafter, if this

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Agreement is terminated by either party in accordance with Section 14.2, then the final Service Fee amount that may be due hereunder shall be calculated as follows.

(i)            If this Agreement is terminated by Acorda pursuant to Section 14.2, and the Gross Sales as of the date of termination are at least sixty (60%) of the Annual Baseline Forecast then Cardinal Health shall receive a final Service Fee payment, if any is due, in an amount equal to:

(A)          if Acorda terminates during Period 3, an amount equal to one hundred twenty-five (125%) of the Prorated Payment (if any); and

(B)           if Acorda terminates during Period 4, an amount equal to the Prorated Payment (if any).

(ii)           If this Agreement is terminated by Cardinal Health pursuant to Section 14.2 and the Gross Sales as of the date of termination are at least eighty-five (85%) of the Annual Baseline Forecast, then it shall receive a final Service Fee payment, if any is due, in an amount equal to:

(A)          if Cardinal Health terminates during Period 3, an amount equal to seventy-five (75%) of the Prorated Payment (if any); and

(B)           if Cardinal Health terminates during Period 4, an amount equal to the Prorated Payment (if any).

(iii)          After payment of any final Service Fee determined to be due in accordance with the foregoing, no further Services Fees or Interim Advances shall be paid under this Agreement.

(e)           All payments made to Cardinal Health under this section shall be subject to a “true-up” as provided in Section 3.D. of Schedule 3.1.

14.9.        Termination: Return of Materials.  Within sixty (60) days following the termination or expiration of this Agreement, Cardinal Health shall return to Acorda all Confidential Information (including but not limited to customer lists and Target Customer information), Product Promotional Materials, Product samples, marketing plans, forms, territory lists, reports and any and all other tangible items provided to Cardinal Health or the Representatives by Acorda, or prepared by or for Cardinal Health or the Representatives based upon, incorporating or summarizing any of the foregoing information or materials.

ARTICLE XV
RECORDKEEPING; AUDIT RIGHTS

15.1.        Cardinal Health Record Keeping: Inspection and Audit by Acorda.  Cardinal Health shall keep accurate records in sufficient detail (and in compliance with all Laws) as to its services and performance under this Agreement (including but not limited to specifics regarding actual Details made, Product samples distributed, occurrences involving noncompliance with

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

SOPs, and AE incidents reported to it and relayed to Acorda) as well as relating to the costs and expenses for which Acorda must reimburse Cardinal Health under this Agreement as specified under “Direct Pass-Through Expenses” in Schedule 3.1.  Upon Acorda’s reasonable request made at any time or from time to time during, or within two (2) years after, the Term of this Agreement, or at any time hereafter that there shall be an investigation, subpoena or proceeding undertaken, issued or pending by an Agency involving Acorda, the Product(s), the Program or this Agreement, then at Acorda’s expense, Cardinal Health shall permit Acorda’s designated employees or agents to have access during ordinary business hours to such records in order to verify the accuracy thereof.  Acorda and its designated employees or agents shall maintain in confidence all such records of Cardinal Health.  In addition, upon request by Acorda, Cardinal Health shall also grant Acorda, without charge, reasonable access to each facility at which Cardinal Health stores or handles any Product samples, so that Acorda or its designee can conduct a physical inventory and reconciliation of the samples.  The rights set forth in this Article 15 shall not limit Cardinal Health’s obligation to provide the oral and written reports and notices, and to support all expense reimbursement requests with documentation, as otherwise provided in this Agreement.

15.2.        Overstatements.  If any such examination or audit pursuant to Section 15.1 reveals that the amount of Direct Pass-Through Expenses have been overstated, then any excess payment made to Cardinal Health based upon such overstatement shall be offset against any sums then payable or thereafter payable to Cardinal Health, or promptly refunded to Acorda, at Acorda’s election.  Acorda shall pay the fees and expenses of the employee or agent engaged to perform the audit, unless such audit reveals a discrepancy of five percent (5%) or more for the period examined which is to the disadvantage of Acorda, in which case Cardinal Health shall pay all reasonable costs and expenses incurred by Acorda in the course of making such determination, including the fees and expenses of the employee or agent.

ARTICLE XVI
INDEMNIFICATION

16.1.        Definitions.  As used in this Article 16 and this Agreement, “Damages” shall mean all liabilities, damages, assessments, levies, losses, fines, penalties, costs, and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred as a result of any third party claims, suits, liabilities, or actions of any nature.

16.2.        Indemnification by Cardinal Health.  Cardinal Health shall indemnify, defend and hold Acorda, its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages (except to the extent such Damages are due to the negligence, omission or intentional wrongful actions of Acorda or the material breach of this Agreement by Acorda) directly or indirectly arising from or related to:

(a)           Cardinal Health’s breach of or failure to comply with any of its obligations under this Agreement;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(b)           any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Cardinal Health in this Agreement;

(c)           any negligent or wrongful act or omission on the part of Cardinal Health or its employees or agents (including the Representatives and Managers);

(d)           Cardinal Health’s violation of or failure to comply with all Laws, SOPs and Acorda Written Instructions relating to the promotion, distribution and sale of the Product(s), sample handling and distribution, the Cardinal Health Training Requirements, the Program and this Agreement;

(e)           Detailing of the Product(s);

(f)            any federal or state claim or assessment for nonpayment or late payment by Cardinal Health of any tax or contribution based on Cardinal Health’s income, employee-related tax liabilities or withholding, or the status of any Representatives or Managers as employees of Cardinal Health; or

(g)           any claims or liabilities based on injury to persons or property, regardless of when such claim or liability is asserted or incurred, resulting from or arising out of any Representative’s or Manager’s actions or inactions while performing the Detailing or supervising activities (including but not limited to accidents, trespass or violation of civil ordinances).

16.3.        Indemnification by Acorda.  Acorda shall indemnify, defend and hold Cardinal Health and its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages (except to the extent such Damages are due to the negligence, omission or intentional wrongful actions of Cardinal Health or the material breach of this Agreement by Cardinal Health), directly or indirectly arising from or related to:

(a)           Acorda’s breach of or failure to comply with any of its obligations under this Agreement;

(b)           any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Acorda in this Agreement;

(c)           any negligent or wrongful act or omission on the part of Acorda or its employees or agents;

(d)           Acorda’s violation of or failure to comply with all Laws relating to the manufacture, sale, distribution, possession and use of the Product(s), the Program, the Product Promotional Materials, the Acorda Training Program, and this Agreement;

(e)           use by Cardinal Health of the Acorda Training Program or the Product Promotional Materials in accordance with the SOPS, Written Instructions, and the terms of this Agreement;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(f)            any claims or liabilities for injury to or death of persons or harm to property, regardless of when such claim or liability is asserted or incurred, resulting from or arising out of the manufacture, use, sale, distribution or possession of the Product(s), or a manufacturing design or defect of the Product(s), or any failure to warn or inadequacy of warning regarding the Product(s);

(g)           Acorda’s failure to pay when due or to reimburse Cardinal Health for any Taxes (as defined in Section 5.3);

(h)           any negligent or wrongful acts or omissions on the part of Acorda with respect to Cardinal Health’s employees or Representatives; or

(i)            the use by Cardinal Health, in the performance of its duties hereunder and as specified or directed by Acorda, of any trademark, trade name, copyright, patent or other rights which use actually or allegedly infringes on the rights of any third party.

16.4.        Indemnification Procedures.  A party (the “Indemnitee”) which intends to claim indemnification under this Article 16 shall promptly notify the other party (the “Indemnitor”) in writing of any pending or threatened action, claim or liability in respect of which the Indemnitee or any of its employees or agents are entitled to indemnification.  The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement or defense does not require the Indemnitee to admit to any liability, adversely affect the lndemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth in this Agreement.  The Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any such action, claim or liability which is the subject of indemnification.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense in connection with any indemnified claim.

16.5.        Limitation on Liability.  Except in the event of (i) Cardinal Health’s gross negligence or willful misconduct, or (ii) any liability arising from negligent operation of an automobile by a Representative or Manager or operation of an automobile in violation of applicable laws, in which case there shall be no limitation of liability, the total liability of Cardinal Health under this Agreement shall not exceed an amount equal to the maximum total amount of Service Fees that would be paid to Cardinal Health under this Agreement if Gross Sales exceeded 134.99% of the Annual Baseline Forecasts over the Term of this Agreement.

16.6.        No Consequential Damages.  Except with respect to any criminal or civil fines or penalties that may be imposed on a party hereunder, notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other on any theory of liability for any special, indirect, incidental, exemplary, punitive or consequential damages, including but not limited to lost profits, in connection with or as a result of the transactions contemplated by this Agreement, it being the intention of the parties that they be liable only for actual and direct damages proven in a court of competent jurisdiction.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

16.7.        Insurance Offset.  For the avoidance of doubt, no Indemnitee under this Agreement shall be required to make a claim under any of its insurance policies with respect to Damages which the Indemnitor is required to indemnify the Indemnitee under this Agreement and may at any time withdraw any claims which it has filed with an insurer.  Notwithstanding the foregoing, for purposes of calculating the amount of indemnifiable Damages hereunder, the total amount of Damages incurred by the Indemnitee shall be adjusted to account for any (a) insurance payments or proceeds actually received by the Indemnitee in connection with the occurrence of the event which resulted in the incurrence of the Damages, as well as any related increase in insurance premiums thereafter payable by the Indemnitee, and (b) any tax gain or loss that will result from the occurrence of such event or from its receipt payment of the indemnification payment hereunder.

ARTICLE XVII
MISCELLANEOUS

17.1.        No Waiver: Cumulative Remedies.  No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  No waiver of any provision hereof shall be effective unless in writing and signed by the party giving such waiver.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

17.2.        Captions.  Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

17.3.        Governing Law.  This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the State of New York, exclusive of conflict of laws principles.

17.4.        Severability.  If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction.  In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the parties hereto shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

17.5.        Entire Agreement: Modification.  This Agreement contains the entire and exclusive agreement between the parties in respect of the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings between the parties hereto in respect of the subject matter hereof.  Except as provided herein, this Agreement may not be changed or modified in any manner or released, discharged, abandoned or otherwise

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

terminated unless in writing and signed by the duly authorized officers or representatives of the parties.

17.6.        Notices.  Any notice or request required or desired to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by pre-paid registered or certified mail or facsimile transmission to the intended recipient at the address set forth below or such other address as may have been furnished in writing by the intended recipient to the sender.  The date of mailing or facsimile transmission shall be deemed to be the effective date on which notice was given, provided that all facsimile transmissions shall contain a provision requiring the intended recipient to confirm receipt and no facsimile transmission shall be effective unless confirmation of its receipt is received within twenty-four hours of its transmission.

All notices shall be addressed to:

If to Acorda, to:

Acorda Therapeutics, Inc.

15 Skyline Drive

Hawthorne, NY 10532

Fax: (914) 347-4560

Attention:   Chief Operating Officer

If to Cardinal Health, to:

Cardinal Health

7000 Cardinal Place

Dublin, Ohio 43017

Fax:  (614) 757-6000

Attention:      Thomas Dimke

Senior Vice President, Contract Sales and Marketing Services

17.7.        Execution in Counterparts.  Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document.

17.8.        Assignment.  This Agreement may not be assigned or transferred by a party without the prior written consent of the other party hereto, which consent shall not be unreasonably delayed or withheld.  Any such assignment shall not materially or adversely affect the rights or obligations of either party to this Agreement.

17.9.        Public Announcements.  Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

17.10.      Maintenance of Records.  Cardinal Health and Acorda each agree that throughout the Term of this Agreement and for a period of six years after the termination or expiration of this Agreement, each will maintain records and otherwise establish procedures to assure compliance with all regulatory, professional, and other applicable legal requirements which relate to the Detailing and marketing of the Product(s) and if applicable, with the other services and activities to be performed hereunder.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

17.11.      Force Majeure.  Failure of either party hereto to fulfill or perform its obligations under this Agreement shall not subject such party to any liability if such failure is caused or occasioned by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of such party (a “Force Majeure Event”) provided such party uses reasonable efforts to remove such Force Majeure Event and gives the other party prompt notice of the existence of such Force Majeure Event.  No Force Majeure Event shall serve to delay or excuse any payment by one party to the other then due and owing.

17.12.      Compliance.  Cardinal Health and Acorda agree to undertake all their respective obligations under this Agreement in material conformance with all Laws.  By entering into this Agreement, it is not the intent of the parties to enter into any financial relationship or arrangement prohibited under state or federal fraud or abuse regulations, including but not limited to Sec. 1128B(b) of the Social Security Act, and any regulations promulgated thereunder, nor do the parties hereto have any belief that the relationship and compensation arrangement provided in this Agreement is prohibited.  Neither party shall assert against the other that the compensation arrangement provided in this Agreement is grounds for voiding the Agreement or rendering the Agreement unenforceable.

17.13.      Survival.  The terms and provisions of Sections 2.5, 3.1, 3.3, 5.1, 5.2, 5.3, 5.4, 7.5, Articles VIII, IX, XI, XII and XIII, Sections 14.7 through 14.10, Article XV, XVI, Section 17.3, 17.5, 17.9, 17.10, 17.12 and 17.13 hereof shall survive the termination of this Agreement, whether such termination occur by expiration of the Term or by early termination hereof.

*  *  *  *  *

Signature Page Follows

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

CARDINAL HEALTH PTS, LLC		ACORDA THERAPEUTICS, INC.

By:	/s/ Thomas G. Dimke	By:	/s/ Mary Fisher

Name:	Thomas G. Dimke	Name:	Mary Fisher

Title:	SVP & GM CHCSS	Title:	COO

Date:	September 15, 2005	Date:	September 15, 2005

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Schedule 1.1(n)

List of Products

Zanaflex® Capsules

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Schedule 2.7

Form of Management Report

Report Name	Description	Frequency
Territory Assignment Report

Lists the Representatives and Managers covering each region and Sub-Territory. If a Sub-Territory is vacant, the report will indicate the date when the Sub-Territory became vacant and what alternate coverage is being applied (i.e. District Manager, Adjacent Rep, etc.) In addition, the report will indicate the current turnover rate.

Monthly
Territory Coverage Report	For each Sub-Territory, the report provides the call statistics:	Monthly and Quarterly
•Percentage of call to Target Customers
•Percentage of samples delivered to Target Customers
•Average number of calls/day (calculated on a six month moving average).
The report is summarized at the Regional and National levels.
Sales Statistics Report	For each Sub-Territory, based on NDC Health Information Services data, the report will show:	Monthly and Quarterly
•New Rx
•Total Rx
•Percent Change for New Rx
•Percent Change for Total Rx
•New Market Share Percent Change
•Total Market Change Percent Change
•Sales dollars per Sub-Territory
•Percent change for sales dollars per Sub-Territory.
The report is summarized at the Regional and National levels.
Sample Inventory Report	For each Sub-Territory, the report will document all the sample distribution activities. The report will reflect the following:	Quarterly
For each SKU:
•Period beginning balance
•Total shipments received
•Total samples dropped
•Total samples returned to distributor
•Total adjustments
•Period ending balance
•Total variance (units / percent)
The report is summarized at the Regional and National levels.
Sample Inventory Exception Report	The report will provide details on variances and adjustments related to the distribution of samples if any has occurred.	Quarterly

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Schedule 3.1

Detail and Payment Schedule

Section 1.  Detail Schedule:

Cardinal Health will deploy syndicated sales Representatives to deliver the agreed number of Exclusive Details at the agreed upon frequency to Acorda Target Customers.

Cardinal Health will deliver a minimum of 32,000 Exclusive Details per year for a period of two years based on the following schedule for Year One:

Month	Number of Exclusive Details
August, 2005	2,666 Exclusive Details
September, 2005	2,666 Exclusive Details
October, 2005	2,666 Exclusive Details
November, 2005	2,666 Exclusive Details
December, 2005	2,666 Exclusive Details
January, 2006	2,666 Exclusive Details
February, 2006	2,666 Exclusive Details
March, 2006	2,666 Exclusive Details
April, 2006	2,666 Exclusive Details
May, 2006	2,666 Exclusive Details
June, 2006	2,666 Exclusive Details
July, 2006	2,666 Exclusive Details

Section 2.              Service Fees and Payment Schedule:

A.            Service Fees.  Except as otherwise expressly provided in Section 14.9 and Section 5 of this Schedule 3.1, Cardinal Health’s sole compensation for providing the Details and the Services will be to receive fee payments from Acorda (the “Service Fees”) only if and to the extent Acorda’s annual Gross Sales (as defined below) for each of Year One and Year Two achieve a minimum of eighty-five percent (85%) of the annual Gross Sales forecasts (as described in this Schedule) for both such Years, as specified in advance in writing by the parties (the “Annual Baseline Forecast”) for each Contract Year of this Agreement, as set forth in Section 2(B) of this Schedule.  Acorda shall pay the Service Fees due, if any, in accordance with Section 3 of this Schedule 3.1.

B.            Annual and Periodic Baseline Forecasts.  In order to provide for a periodic payment schedule of Service Fees for Cardinal Health, the Annual Baseline Forecast for each Contract Year will be divided into four unequal portions, each corresponding to a period (a “Period”) of a Contract Year (the “Periodic Baseline Forecasts”).  The Annual Baseline Forecast and the Periodic Baseline Forecasts applicable to Year One of this Agreement are set forth below.  The Annual Baseline Forecast and Periodic Baseline Forecasts for Year Two of the Agreement will be agreed by the parties in writing at least sixty (60) days prior to the start of Year Two, and those forecast numbers will become effective, along with any other agreed changes in targeting and number of Details to be delivered, upon the commencement of Year Two.

For the avoidance of doubt “Gross Sales” means total actual gross sales of the Product by Acorda, without any deductions, that are directly attributable to prescriptions for the Product written by Target Customers during the Term of this Agreement.  To determine the value of each prescription to be credited to Cardinal Health, Acorda will apply Wholesale Acquisition Cost (WAC) pricing to Target Customer prescriptions.  Prescription data will be based on syndicated third party data to be provided by NDC Health Information Services (Arizona) Inc.  (“NDC Health”).

i               Annual Baseline Forecast.  The Annual Baseline Forecast for Year One is [* * *], and the amount of Service Fees that may be earned by Cardinal Health in respect of Gross Sales for Year One shall be calculated based upon the following table:

Gross Sales Achievement at End of Year One	Amount of Service Fees
85-89.9% of Annual Baseline Forecast	[* * *]
90-94.99% of Annual Baseline Forecast	[* * *]
95-99.99% of Annual Baseline Forecast	[* * *]
100-100.99% of Annual Baseline Forecast	[* * *]
101-104.99% of Annual Baseline Forecast	[* * *]
105-109.99% of Annual Baseline Forecast	[* * *]
110-114.99% of Annual Baseline Forecast	[* * *]
115-119.99% of Annual Baseline Forecast	[* * *]
120-124.99% of Annual Baseline Forecast	[* * *]
125-129.99% of Annual Baseline Forecast	[* * *]
130-134.99% of Annual Baseline Forecast	[* * *]

No Service Fees shall be earned by or payable to Cardinal Health in respect of Year One if Gross Sales for Year One are less than eighty-five percent (85%) of the Annual Baseline Forecast for Year One.

ii.             Periodic Baseline Forecasts. The Periodic Baseline Forecasts for Year One have been allocated as follows:

Period One: August 1, 2005 - September 30, 2005:	[***]
Period Two: October 1, 2005 - December 31, 2005:	[***]
Period Three: January 1, 2006 - March 31, 2006:	[***]
Period Four: April 1, 2006- July 31, 2006:	[***]

Section 3.              Services Fees and Interim Advances.

A.            Earning Service Fees. Except as provided for in section 14.8, if the total Gross Sales for a Contract Year are less than eighty-five percent (85%) of the Annual Baseline Forecast, Acorda shall not owe Cardinal Health any Service Fees under this Agreement. If the total Gross Sales for a Contract Year are eighty-five percent (85%) or more of the Annual Baseline Forecast, Acorda shall pay Cardinal Health Service Fees in an amount agreed upon by the parties in writing based on total Gross Sales for a Contract Year as a percentage of the applicable Annual Baseline Forecast for such Year. The amount to be paid to Cardinal Health, if any, during the first Contract Year is set forth in Section 2(b)(i) of this Schedule 3.1. Cardinal Health acknowledges that achievement of individual Periodic Baseline Forecasts of Gross Sales shall not constitute satisfaction of the conditions required in order to earn Service Fees or a portion thereof. The Periodic Baseline Forecasts are used herein solely as interim milestones in order to permit Cardinal Health to receive interim advances from Acorda against potential future Service Fees that may be earned (the “Interim Advances”). Interim Advances, if payable, shall be paid up to three times within Year One (after the close of Periods One, Two and Three), and the amount of each Advance shall be determined as described in Section 3(B) below. For Year One, Cardinal Health will be eligible to receive Interim Advances after each of the first three Periods in Year One only if total Gross Sales aggregated from Program Launch to the close of such Period meet or exceed 85% of the Periodic Baseline Forecast for such Period.

B.            Payment of Interim Advances and Final Payment. The amount of Interim Advance payable to Cardinal Health with respect to any Period during Year One shall be calculated as follows:

(i)            calculate the aggregate Gross Sales for the Period (or Contract Year in the case of the final payment), based upon data provided by NDC Health (represented in the column labeled “A” on Schedule 1);

(ii)           determine the percentage of Periodic Baseline Forecast (or Baseline Forecast in the case of the final payment) for the Period that such aggregate Gross Sales represent (“Percentage Result”, which is represented in the column labeled “B” on Schedule 1) ;

(iii)          determine the total amount of Service Fee that would be payable if aggregate Gross Sales for the entire current Contract Year were equal to the same Percentage Result as for that Period (“Annualized Payout”, which is represented in the column labeled “C” on Schedule 1);

(iv)          multiply the applicable Annualized Payout amount by twenty-five percent (0.25) (the “Unadjusted Interim Amount” amount for that Period, which is represented in the column labeled “D” on Schedule 1); and

(v)           multiply the Unadjusted Interim Amount by seventy-five percent (0.75) (the “Interim Advance”, which is represented in the column labeled “E” on Schedule 1).

Each Interim Advance shall be paid within thirty days of receipt of invoice from Cardinal Health.

C.            Interim Advance Payment Table.  Attached hereto as Schedule 1 is an Interim Advance payment table that provides illustrations of Interim Advance calculations under various Gross Sales achievement scenarios, applying the calculation method set forth in the immediately preceding Section 3(B).  Schedule 1 provides examples for illustration purposes only.  For clarity, the 25% remaining from the Unadjusted Interim Amount after calculation of the Interim Advance in accordance with Section 3.B.(v), above, is represented in Schedule 1 as the “Corporate Pool” and will only be paid, if due, at the end of the Contract Year.

D.            Calculation of Service Fees.  Upon the completion of each Contract Year, Cardinal Health shall, in cooperation with Acorda, calculate the total Service Fees due for such Contract Year using the formula set forth in Section 3.B. of this Schedule 3.1, except that only steps (i) through (iii) of Section 3(B), above, shall be required.  Acorda shall pay the total amount due, less any Interim Advances actually paid to Cardinal Health, within thirty days of receipt of an invoice from Cardinal Health for such amount.  If the total Interim Advances actually paid to Cardinal Health during such Contract Year are greater than the amount actually due to Cardinal Health, Cardinal Health shall refund the overpayment to Acorda within thirty days of receipt of an invoice from Acorda for such amount.

E.             No Year-on-Year Adjustments.  There shall be no adjustments or carry-overs in respect of Gross Sales or Forecasts from Year One to Year Two under this Agreement.

F.             No Additional Payments.  Other than the Service Fees that may be earned as described above and the Direct Pass-Through Expenses described below, Acorda shall not be required to make any other payments of any kind to Cardinal Health in consideration of its services under this Agreement.

G.            Field Pool.  In each instance where Service Fee is paid to Cardinal Health hereunder, Cardinal Health shall reserve twelve and one-half percent (12.5%) of such amount for distribution as part of its quarterly bonus program among its Representatives and Managers. The allocation of such bonus reserve among the Representatives and Managers shall be decided solely by Cardinal Health, in its discretion.

Section 4.              Summary of Services to be Provided by Cardinal Health.  Set forth below is a summary of the services to be provided by Cardinal Health hereunder (collectively, the “Services”):

•              Detailing of the Product(s)

•              Recruitment for any turnover during Program for both sales Representatives and Managers

•              Payment of salary, bonus, payroll taxes, benefits, and fleet cars for sales Representatives and Managers.

•              Territory travel expenses for sales Representatives and Managers

•              Project management team that includes the following shared resources: national sales director, account executive, operations manager, human resources coordinator, Acorda services manager, information services manager, financial services manager, sales trainer and a help desk

•              Assist in Acorda Program Training and joint responsibility for POA meetings (including meeting planning & logistics, Program agenda and strategy)

•              Sole responsibility for Cardinal Health Training Requirements (including but not limited to selling skills training)

•              On-going Representative training (does not include Acorda Training Program T&E)

•              Call reporting

•              Data management & reporting services

•              Monthly reporting package and quarterly reviews

•              Project administration (supplies, postage and printing) & operational support

•              Sample storage, handling, management and distribution responsibilities

•              Collective sample requisition reports on behalf of all Representatives

Section 5.              Direct Pass-Through Expenses of Acorda.  The following are the sole expenses for which Acorda shall reimburse Cardinal Health under this Agreement.  Such expenses shall be reimbursed whether or not Acorda owes Cardinal Health any Service Fees in accordance with the Agreement and this Schedule 3.1.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

•              Actual travel and meeting expenses for all required participation in any Acorda Training Program and subsequent POA meetings, including the Program launch meeting.

•              Cost of Additional Promotional Activities.  To the extent Acorda hereafter approves additional Representative promotional activities for the Program, the parties will agree first in writing upon and manage a budget based upon promotional programs, per Section 2.3(i) of the Agreement.

•              Actual costs of sample storage, handling and distribution responsibilities

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Schedule 1

Interim Advance Payment Table

[to be attached]